Exhibit 4.2

SUBSCRIPTION AGENT AGREEMENT

Date:                           , 2009

Bank of New York Mellon

480 Washington Blvd., 29th Floor

Jersey City, N.J. 07310

Attn:                    Reorganization Department

Gentlemen:

Brookfield Homes Corporation, a Delaware corporation (the “Company”), is making an offer (the “Subscription Offer”) to issue to the holders of record of its outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), at 5:00 p.m., New York City time on April 3, 2009 (the “Record Date”), the right to subscribe for and purchase (each a “Right”) up to 10,000,000 shares of 8% Convertible Preferred Stock, Series A, of the Company, par value $0.01 per share (the “Series A Preferred Stock”), at a purchase price of $25.00 per share of Series A Preferred Stock (the “Subscription Price”), payable by cashier’s or certified check drawn upon a United States or Canadian bank, upon the terms and conditions set forth herein. The shares of Series A Preferred Stock will be convertible into shares of Common Stock at a conversion rate of 3.571428571 shares of Common Stock per share of Series A Preferred Stock, which is equivalent to a conversion price of $7.00 per share, subject to adjustment upon the occurrence of certain events.  Each share of Common Stock owned at 5:00 p.m., New York City time, on the Record Date will entitle the holder thereof to 0.3735701 Rights.  The term “Subscribed” shall mean submitted for purchase from the Company by a stockholder in accordance with the terms of the Subscription Offer, and the term “Subscription” shall mean any such submission.  The Subscription Offer will expire at 5:00 p.m., New York City Time, on April 27, 2009 (the “Expiration Time”), unless the Company shall have extended the period of time for which the Subscription Offer is open, in which event the term “Expiration Time” shall mean the latest time and date at which the Subscription Offer, as so extended by the Company from time to time, shall expire.

The Company filed (a) a Registration Statement relating to the Rights and shares of Series A Preferred Stock with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on December 23, 2008, and such Registration Statement was amended on March 6, 2009 and                        .  Said Registration Statement became effective under the Securities Act of 1933, as amended, on                         , 2009; and (b) a preliminary MJDS Prospectus relating to the Rights and shares of Series A Preferred Stock in each of the provinces of Canada (other than the Province of Québec) on December 23, 2008 and with the Province of Québec on March 6, 2009, as the same were amended and restated, as applicable, on March 6, 2009 and on                          , 2009. Receipts for the final MJDS Prospectus (the “Canadian Prospectus”) were issued by the Ontario Securities Commission and the Autorité des marchés financiers on behalf of applicable Canadian securities authorities on                         , 2009.  The terms of the Series A Preferred Stock are more fully described in the prospectus (the “US Prospectus”) forming part of the Registration Statement as it became effective, the Canadian Prospectus (together with the US Prospectus, the “Prospectus”) and the “Instructions for Use of Brookfield Homes Corporation Subscription Rights Certificates”.  Copies of the following documents are annexed hereto as the following Exhibits:

US Prospectus — Exhibit 1A

Canadian Prospectus — Exhibit 1B

Instructions for Use of Brookfield Homes Corporation Subscription Rights Certificates — Exhibit 2

Subscription Rights Certificate — Exhibit 3

Letter to Stockholders Who Are Record Holders — Exhibit 4

Letter to Nominee Holders Whose Clients Are Beneficial Holders — Exhibit 5

Letter to Clients of Nominee Holders — Exhibit 6

Nominee Holder Certification — Exhibit 7

Beneficial Owner Election — Exhibit 8

All terms used and not defined herein shall have the same meaning as in the Prospectus.  Promptly after the Record Date, the Company will provide you with a list of holders of Common Stock as of the Record Date (the “Record Stockholders List”).

The Rights are non-transferable (other than in limited circumstances by operation of law) and are evidenced by subscription rights certificates (the “Rights Certificates”), a copy of the form of which is annexed hereto as Exhibit 3.  The Rights entitle the holders to subscribe, upon payment of the Subscription Price, for shares of Series A Preferred Stock at the rate of one share of Series A Preferred Stock for each whole Right evidenced by a Rights Certificate (the “Basic Subscription Privilege”).  Holders of Rights that have fully exercised their Basic Subscription Privilege may subscribe for additional shares of Series A Preferred Stock (up to the number of shares of Series A Preferred Stock for which the holder subscribed under its Basic Subscription Privilege) at the same Subscription Price per share of Series A Preferred Stock on a pro rata basis if any shares of Series A Preferred Stock are not purchased by other holders of Rights under their Basic Subscription Privileges as of the Expiration Time (the “Over-Subscription Privilege”).  “Pro rata” means in proportion to the number of shares of Series A Preferred Stock that all Rights holders who have fully exercised their Basic Subscription Privileges on their Common Stock holdings have requested to purchase pursuant to the Over-Subscription Privilege. BNY Mellon shall, after the initial allocation of shares of Series A Preferred Stock to those shareholders exercising their Basic Subscription Privilege, allocate any shares of Series A Preferred Stock remaining in accordance with the Over-Subscription Privilege, as more fully described in the Prospectus. Reference is made to the Prospectus for a complete description of the Basic Subscription Privilege and the Over-Subscription Privilege.  Fractional shares of Series A Preferred Stock or cash in lieu thereof will not be issued in the Rights Offering.  Fractional Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer no more than 10,000,000 shares of Series A Preferred Stock in the Subscription Offer.

The Company hereby appoints you as subscription agent (the “Subscription Agent”) for the Subscription Offer and agrees with you as follows:

1)                                     As Subscription Agent, you are authorized and directed to:

(A)                  Issue the Rights in accordance with this Agreement in the names of the holders on the Record Stockholders List, keep such records as are necessary for the purpose of recording such issuance, and furnish a copy of such records to the Company.  The Rights Certificates may be signed on behalf of the Subscription Agent by the manual or facsimile signature of a Vice President or Assistant Vice President of the Subscription Agent, or by the manual signature of any of its other authorized officers.

(B)                    Promptly after you receive the Record Stockholders List:

(a) mail or cause to be mailed, by first class mail, to each holder of Common Stock of record on the Record Stockholders List whose address of record is within the United States,

(i)             a Rights Certificate evidencing the Rights to which such stockholder is entitled under the Subscription Offer (which shall include the Internal Revenue Service Form W-9),

(ii)          a copy of the US Prospectus,

(iii)       the “Instructions for Use of Brookfield Homes Corporation Subscription Rights Certificates”,

(iv)      a return envelope addressed to the Subscription Agent, and

(v)         (I) the Letter to Stockholders Who Are Record Holders, and/or (II) the Letter to Nominee Holders Whose Clients Are Beneficial Holders, the Letter to Clients of Nominee Holders, the Nominee Holder Certification, and the Beneficial Owner Election,

(b)  mail or cause to be mailed, by first class mail, to each holder of Common Stock of record on the Record Date whose address of record is within Canada,

(i)             a Rights Certificate evidencing the Rights to which such stockholder is entitled under the Subscription Offer (which shall include the Internal Revenue Service Form W-9 and Form W-8BEN),

(ii)          a copy of the Canadian Prospectus,

(iii)       the “Instructions for Use of Brookfield Homes Corporation Subscription Rights Certificates”,

(iv)      a return envelope addressed to the Subscription Agent,

(v)         (I) the Letter to Stockholders Who Are Record Holders, and/or (II) the Letter to Nominee Holders Whose Clients Are Beneficial Holders, the Letter to Clients of Nominee Holders, the Nominee Holder Certification, and the Beneficial Owner Election, and

(vi)      to the extent that any holder of Common Stock of record on the Record Date whose address of record is within the Province of Québec, in addition to the foregoing, the French language versions of items (i), (ii), (iii), (v) and any other materials as may be reasonably requested, if desirable or necessary to comply with applicable laws,

(c)                      mail or cause to be mailed, by air mail, to each holder of Common Stock of record on the Record Stockholders List whose address of record is outside the United States and Canada, or is an A.P.O. or F.P.O. address (i) a copy of the US Prospectus and (ii) the “Instructions for Use of Brookfield Homes Corporation Subscription Rights Certificates” (different from the “Instructions for Use of Brookfield Homes Corporation Subscription Rights Certificates” sent to stockholders whose address of record is within the United States and Canada).  You shall refrain from mailing Rights Certificates issuable to any holder of Common Stock of record on the Record Date whose address of record is outside the United States and Canada, or is an A.P.O. or F.P.O. address, and hold such Rights Certificates for the account of such stockholder subject to such stockholder making satisfactory arrangements with the Subscription Agent for the exercise or other disposition of the Rights evidenced thereby, and follow the instructions of such

stockholder for the exercise of such Rights if such instructions are received at or before 11:00 a.m., New York City Time, on       .

(C)                      Mail or deliver a copy of the US Prospectus, or MJDS Prospectus, as applicable (i) to each assignee or transferee of Rights upon your receiving appropriate documents to register the assignment or transfer thereof and (ii) with certificates for shares of Series A Preferred Stock when such are issued to persons other than the registered holder of the Rights.

(D)                     Accept Subscriptions upon the due exercise (including payment of the Subscription Price) on or prior to the Expiration Time of Rights in accordance with the terms of the Rights and the Prospectus.

(E)                       Accept Subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:

(a)                                            if the Right is registered in the name of a fiduciary and is executed by, and the shares of Series A Preferred Stock are to be issued in the name of, such fiduciary;

(b)                                           if the Right is registered in the name of joint tenants and is executed by one of the joint tenants, provided the certificates representing the shares of Series A Preferred Stock are issued in the names of, and are to be delivered to, such joint tenants;

(c)                                            if the Right is registered in the name of a corporation and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the shares of Series A Preferred Stock are to be issued in the name of such corporation; or

(d)                                               if the Right is registered in the name of an individual and is executed by a person purporting to act as such individual’s executor, administrator or personal representative, provided, the shares of Series A Preferred Stock are to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to be.

(F)                       Refer to the Company for specific instructions as to acceptance or rejection of Subscriptions received after the Expiration Time, Subscriptions not authorized to be accepted pursuant to this Paragraph 1, and Subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the Rights Certificates.

(G)                      Upon acceptance of a Subscription:

(a)                                            hold all monies received in a special account for the benefit of the Company.  Promptly following the Expiration Time you shall distribute to the Company the funds in such account and cause the transfer agent for the Series A Preferred Stock to issue DRS book entry statements or certificates for shares of Series A Preferred Stock, as applicable, issuable with respect to Subscriptions which have been accepted;

(b)                                           advise the Company daily by email to Shane D. Pearson, Secretary (the “Company Representative”) as to the total number of shares of Series A Preferred Stock

Subscribed for under each of the Basic Subscription Privilege and the Over Subscription Privilege, and the amount of funds received, with cumulative totals for each; and in addition advise the Company Representative, by email, of the amount of funds received identified in accordance with (a) above, deposited, available or transferred in accordance with (a) above, with cumulative totals; and

(c)                                            as promptly as possible but in any event on or before 9:00 a.m., New York City time, on the first full business day following the Expiration Time, advise the Company Representative in accordance with (b) above of the number of shares of Series A Preferred Stock Subscribed for.

(H)                     Upon completion of the Subscription Offer, you shall requisition DRS book entry statements from the transfer agent for the Series A Preferred Stock for shares of Series A preferred Stock Subscribed for.

(I)                          Promptly following completion of the Subscription Offer, you shall mail or cause to be mailed, by first class mail, to any holder of Rights that exercised its Over-Subscription Privilege but was allocated less than all of the shares of Series A Preferred Stock for which such holder wished to Subscribe, without interest or deduction by check, such holder’s excess payment for shares of Series A Preferred Stock that were not allocated to such holder.

2)                                      (A)  The Rights Certificates shall be issued in registered form only.  The Company shall appoint and have in office at all times a transfer agent and registrar for the Rights, satisfactory to you, which shall keep books and records of the registration and transfer or exchanges of Rights (such books and records are hereinafter called the “Rights Register”).  The Company shall promptly notify the transfer agent and registrar for the Rights of the exercise of any Rights.  The Company shall promptly notify you of any change in the transfer agent and registrar for the Rights.

(B)  All Rights Certificates issued upon any registration of transfer or exchange of Rights shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Rights Certificates surrendered for such registration of transfer or exchange.

3)                                      You will follow your regular procedures to attempt to reconcile any discrepancies between the number of shares of Series A Preferred Stock that any Rights Certificate may indicate are to be issued to a stockholder and the number that the Record Stockholders List indicates may be issued to such stockholder.  In any instance where you cannot reconcile such discrepancies by following such procedures, you will consult with the Company for instructions as to the number of shares of Series A Preferred Stock, if any, you are authorized to issue.  In the absence of such instructions, you are authorized not to issue any shares of Series A Preferred Stock to such stockholder.

4)                                      You will examine the Rights Certificates received by you as Subscription Agent to ascertain whether they appear to you to have been completed and executed in accordance with the “Instructions for Use of Brookfield Homes Corporation Subscription Rights Certificates and applicable letters and other documents.  In the event you determine that any Rights Certificate does not appear to you to have been properly completed or executed, or where the Rights Certificates do not appear to you to be in proper form for Subscription, or any other irregularity in connection with the Subscription appears to you to exist, you will follow, where possible, your regular procedures to attempt to cause such irregularity to be corrected.  You are not authorized to waive any irregularity in connection with the Subscription, unless you shall have received from the Company the

Rights Certificate which was delivered, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in such Rights Certificate has been cured or waived and that such Rights Certificate has been accepted by the Company.  If any such irregularity is neither corrected nor waived, you will return to the subscribing stockholder (at your option by either first class mail under a blanket surety bond or insurance protecting you and the Company from losses or liabilities arising out of the non-receipt or nondelivery of Rights Certificates or by registered mail insured separately for the value of such Rights Certificates) to such stockholder’s address as set forth in the Subscription any Rights Certificates surrendered in connection therewith and any other documents received with such Rights Certificates, and a letter of notice to be furnished by the Company explaining the reasons for the return of the Rights Certificates and other documents.

5)                                      Each document received by you relating to your duties hereunder shall be tracked into BNY Mellon’s Corporate Action proprietary system.

6)                                      (A)                  For so long as this Agreement shall be in effect, the Company will reserve for issuance and keep available free from preemptive rights a sufficient number of shares of Series A Preferred Stock to permit the exercise in full of all Rights issued pursuant to the Subscription Offer.  Subject to the terms and conditions of this Agreement, you will request the transfer agent for the Series A Preferred Stock to issue DRS book entry statements evidencing the appropriate number of shares of Series A Preferred Stock as required from time to time in order to effectuate the Subscriptions.

(B)                      The Company shall take any and all action, including, without limitation, obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all shares of Series A Preferred Stock issuable upon the exercise of the Rights at the time of delivery of the certificates therefor (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and nonassessable, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed upon the Company with respect thereto.

(C)                      The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other applicable governmental agency or authority and make such filings under federal, state or provincial laws which may be necessary or appropriate in connection with the issuance, sale, transfer and delivery of Rights or Series A Preferred Stock issued upon exercise of Rights.

7)                                      If certificates or DRS book entry statements representing shares of Series A Preferred Stock are to be delivered by you to a person other than the person in whose name a surrendered Rights Certificate is registered, you will issue no certificates or DRS book entry certificates for Series A Preferred Stock until the Rights Certificate so surrendered has been properly endorsed (or otherwise put in proper form for transfer).

8)                                      Should any issue arise regarding federal income tax reporting or withholding, you will take such action as the Company reasonably instructs you in writing, which action may be subject to additional fees.

9)                                      The Company may terminate this Agreement at any time by so notifying you in writing.  You may terminate this Agreement upon 40 days’ prior notice to the Company.  Upon any such termination, you shall be relieved and discharged of any further responsibilities with respect to your duties hereunder.  Upon payment of all your outstanding fees and expenses, you will forward to the Company or its designee promptly any Rights Certificates or other document relating to your duties hereunder that you may receive after your appointment has so terminated.  Sections 11, 12, and 14 of this Agreement shall survive any termination of this Agreement.

10)                               As agent for the Company hereunder you:

(A)                    shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by you and the Company;

(B)                      if the Series A Preferred Stock will be issued in certificated form, you shall have no obligation to issue any shares of Series A Preferred Stock unless the Company shall have provided a sufficient number of certificates for such shares of Series A Preferred Stock;

(C)                      shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Rights Certificates surrendered to you hereunder or shares of Series A Preferred Stock issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Subscription Offer;

(D)                     shall not be obligated to take any legal action hereunder; if, however, you determine to take any legal action hereunder, and where the taking of such action might, in your judgment, acting reasonably, subject or expose you to any expense or liability you shall not be required to act unless you shall have been furnished with an indemnity satisfactory to you;

(E)                       may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

(F)                       shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;

(G)                      shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Subscription Offer, including without limitation obligations under applicable securities laws;

(H)                     may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to you acting as Subscription Agent covered by this Agreement (or supplementing or qualifying any such actions) of authorized officers of the Company;

(I)                          may consult with counsel satisfactory to you, including Shane D. Pearson, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by you hereunder in good faith and in accordance with the advice of such counsel;

(J)                         may perform any of your duties hereunder either directly or by or through agents or attorneys and you shall not be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by you hereunder; and

(K)                     are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

11)                               In the event any question or dispute arises with respect to the proper interpretation of the Subscription Offer or your duties hereunder or the rights of the Company or of any stockholders surrendering Rights Certificates pursuant to the Subscription Offer, you shall not be required to act and shall not be held liable or responsible for your refusal to act until the question or dispute has been judicially settled (and, if appropriate, you may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to you and executed by the Company and each such stockholder and party.  In addition, you may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the stockholders and all other parties that may have an interest in the settlement.  The obligations of the Company under this section shall survive the termination of this Agreement.

12)                               Any instructions given to you orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Company as soon as practicable.  You shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.

13)                               Whether or not any Rights Certificates are surrendered to you, for your services as Subscription Agent hereunder, the Company shall pay to you compensation in accordance with the fee schedule attached as Schedule A hereto, together with reimbursement for out-of-pocket expenses, including reasonable fees and disbursements of counsel.

14)                               The Company covenants to indemnify and hold you harmless from and against any loss, liability, claim or expense (“Loss”) arising out of or in connection with your duties under this Agreement, including the costs and expenses of defending yourself against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of your gross negligence or intentional misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall you be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if you have been advised of the likelihood of such damages and regardless of the form of action. Any liability of yours will be limited to the amount of fees paid by Client hereunder.  The obligations of Company under this section shall survive the termination of this Agreement.

15)                               If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

16)                               The Company represents and warrants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Subscription Offer and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any indenture, agreement or instrument to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of it, subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the rights of creditors generally, and to general principles of equity, each regardless of whether enforcement is sought in a proceeding at law or in equity, (d) the Subscription Offer will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Subscription Offer.

17)                               In the event that any claim of inconsistency between this Agreement and the terms of the Subscription Offer arise, as they may from time to time be amended, the terms of the Subscription Offer shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of you as Subscription Agent, which shall be controlled by the terms of this Agreement.

18)                               Set forth in Schedule B hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement.  The Secretary of the Company shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Company under this Agreement.

19)                               Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to its address set forth beneath its signature to this Agreement, or, if to the Subscription Agent, to Bank of New York Mellon, 480 Washington Blvd., Jersey City, N.J. 07310, Attention: Reorganization Department, or to such other address as a party hereto shall notify the other parties.

20)                               This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws rules or principles, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this Agreement may not be assigned by any party without the prior written consent of all other parties.

21)                               No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

Please acknowledge receipt of this letter and confirm your agreement concerning your appointment as Subscription Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

Very truly yours,

BROOKFIELD HOMES CORPORATION

By:
Name:
Title:
Address for notices:

Brookfield Homes Corporation
8500 Executive Park Avenue

Fairfax, Virginia 22031

Attention: Shane D. Pearson, Secretary

Facsimile: (416) 369-0973

With a copy to:

Dorsey & Whitney LLP

Suite 1605, 777 Dunsmuir Street

Vancouver, British Columbia V7Y 1K4

Canada

Attention: Daniel M. Miller

Facsimile: (604) 687-8504

Accepted as of the date

above first written:

BANK OF NEW YORK MELLON

AS SUBSCRIPTION AGENT

By:
Name:
Title:

Exhibit 1A	US Prospectus
Exhibit 1B	Canadian Prospectus
Exhibit 2	Instructions for Use of Brookfield Homes Corporation Subscription Rights Certificates
Exhibit 3	Form of Rights Certificate
Exhibit 4	Form of Letter to Stockholders Who Are Record Holders
Exhibit 5	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders
Exhibit 6	Form of Letter to Clients of Nominee Holders
Exhibit 7	Form of Nominee Holder Certification
Exhibit 8	Form of Beneficial Owner Election

Schedule A	Fee Schedule
Schedule B	Persons Authorized to Act for the Company